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                             ROSENMAN & COLIN LLP
                                 [LETTERHEAD]


October 1, 1996

Central European Media Enterprises Ltd.
Clarendon House, Church Street
Hamilton HM CX, Bermuda


Re: Central European Media Enterprises Ltd.
    (the "Company") - Form S-3 Registration
    Statement under The Securities Act of 1933,
    Reg. No. 333-12699 ("Form S-3")

Dear Gentlemen:

You have requested our opinion with respect to the material set forth under the heading "Certain Tax Considerations--United States Federal Income Taxation" in the prospectus (the "Prospectus") included in the Form S-3 initially filed by the Company on September 25, 1996 in connection with the Company's proposed offering and sale of certain shares of common stock to the public.

In connection with your request, you have provided us with (a) the Form S-3, including the Prospectus, (b) the Memorandum of Association and Investment Agreement, dated May 4, 1993, relating to Ceska Nezavisla Televizni Spolecnost s.r.o., and (c) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

On the basis of our review of the aforementioned documents, on which we have relied, and on the basis of the United States federal income tax law as currently in effect, including the Internal Revenue Code of 1986, as amended, existing judical decisions and administrative regulations, including proposed regulations, rulings, procedures and practice, all of which are subject to change, it is our opinion that the discussion of the tax law set forth under the heading "Certain Tax Considerations--United States Federal Income Taxation" in the Prospectus is accurate as of the date hereof in all material respects.


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Central European Media Enterprises Ltd.
October 1, 1996
Page 2


We hereby consent to the use of our name under the caption "Certain Tax Considerations--United States Federal Income Taxation" in the Prospectus and to the use of this opinion as an exhibit to the Prospectus which is part of the Form S-3.

Very truly yours,

Rosenman & Colin LLP



By: /s/ Eugene L. Vogel
    ______________________________
        Eugene L. Vogel, A Partner